Exhibit 99.3
CORPORATE PROPERTY ASSOCIATES 15 INCORPORATED
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
(In thousands, except share and per share amounts)
Executive Overview
Business Overview
As described in more detail in Item 1 of this annual report, we are a real estate investment trust (“REIT”) that invests in commercial properties leased to companies domestically and internationally. The primary source of our revenue is earned from leasing real estate, primarily on a triple-net lease basis. We were formed in 2001 and are managed by W. P. Carey & Co. LLC and its subsidiaries (collectively, the “advisor”). As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements relating to the nature of our income, the level of our distributions and other factors.
Current Developments and Trends
Significant business developments that occurred during 2006 are detailed in the Significant Developments During 2006 section of Item 1 of this annual report.
Current trends include:
During 2006, we continued to see increased competition for net leased properties as capital continues to flow into real estate in general, and net leased real estate, in particular. We believe that low long-term interest rates by historical standards have created greater investor demand for yield-based investments, such as triple-net leased real estate, thus creating increased capital flows and a more competitive investment environment. We currently expect these trends to continue in 2007 but currently believe that several factors may provide us with continued investment opportunities in 2007, both domestically and internationally. These factors include increased merger and acquisition activity, which may provide additional sale-leaseback opportunities as a source of funding, a continued desire of corporations to divest themselves of real estate holdings and increasing opportunities for sale-leaseback transactions in the international market, which continues to make up a large portion of our investment opportunities.
Real estate valuations have risen significantly in recent years. To the extent that disposing of properties fits with our strategic plans, we may look to take advantage of increases in real estate prices by selectively disposing of properties.
Increases in long term interest rates would likely cause the value of our real estate assets to decrease. Increases in interest rates may also have an impact on the credit profile of certain tenants. Rising interest rates would likely cause an increase in inflation and a corresponding increase in the Consumer Price Index (“CPI”). To the extent that the CPI increases, additional rental income streams may be generated for leases with CPI adjustment triggers and partially offset the impact of declining property values. In addition, we constantly evaluate our debt exposure and to the extent that opportunities exist to refinance and lock in lower interest rates over a longer term, we may be able to reduce our exposure to short term interest rate fluctuation.
We have foreign operations and as such are subject to risk from the effects of exchange rate movements in foreign currencies, primarily the Euro and British pound sterling. Our results of foreign operations benefit from a weaker U.S. dollar and are adversely affected by a stronger U.S. dollar relative to foreign currencies. During 2006, the average rate for the U.S. dollar in relation to the Euro was moderately weaker than 2005, and as a result, we experienced a moderately positive impact on our results of foreign operations for the current year as compared to 2005.
Companies in automotive related industries (manufacturing, parts, services, etc.) continue to experience a challenging environment, which has resulted in several companies filing for bankruptcy protection. We currently have five tenants in automotive-related industries, of which one, Tower Automotive, is operating under bankruptcy protection. Tower has not indicated whether it will affirm its lease. These five tenants accounted for lease revenues of $7,054 in 2006 and have an aggregate carrying value of $51,068 as of December 31, 2006. Of these totals, Tower accounted for approximately $2,551 of lease revenues for 2006 and $18,478 of carrying value at December 31, 2006. All tenants are current on their obligations including Tower, which is current on its obligations since filing for bankruptcy. If conditions in this industry weaken, additional tenants may file for bankruptcy protection and may disaffirm their leases as part of their bankruptcy reorganization plans. The net result of these trends could have an adverse impact on our results of operations.
How Management Evaluates Results of Operations
Management evaluates our results of operations with a primary focus on the ability to generate cash flow necessary to meet our objectives of funding distributions to stockholders and increase our equity in our real estate. As a result, management’s assessment of operating results gives less emphasis to the effect of unrealized gains and losses, which may cause fluctuations in net income for comparable periods but have no impact on cash flows, and to other non-cash charges, such as depreciation and impairment charges.
Management considers cash flows from operations, cash flows from investing activities and cash flows from financing activities (as described in Financial Condition, below) to be important measures in the evaluation of our results of operations, liquidity and capital resources. Cash flows from operations are sourced primarily from long-term lease contracts. Such leases are generally triple-net and mitigate, to an extent, our exposure to certain property operating expenses. Management’s evaluation of the amount and expected fluctuation of cash flows from operations is essential in assessing our ability to fund operating expenses, service our debt and fund distributions to stockholders.
Management considers cash flows from operating activities plus cash distributions from equity investments in real estate in excess of equity income as a supplemental measure of liquidity in evaluating our ability to sustain distributions to stockholders. Management considers this measure useful as a supplemental measure to the extent the source of distributions in excess of equity income in real estate is the result of non-cash charges, such as depreciation and amortization, because it allows management to evaluate such cash flows from consolidated and unconsolidated investments in a comparable manner. In deriving this measure, cash distributions from equity investments in real estate that are sourced from the sales of the equity investee’s assets or refinancing of debt are excluded because they are deemed to be returns of investment and not returns on investment.
Management focuses on measures of cash flows from investing activities and cash flows from financing activities in its evaluation of our capital resources. Investing activities typically consist of the acquisition or disposition of investments in real property and the funding of capital expenditures with respect to real properties. Cash flows from financing activities primarily consist of the payment of distributions to stockholders, obtaining limited recourse mortgage financing, generally in connection with the acquisition or refinancing of properties, and the payment of mortgage principal amortization. Our financing strategy has been to purchase substantially all of our properties with a combination of equity and limited recourse mortgage debt. A lender on a limited recourse mortgage loan has recourse only to the property collateralizing such debt and not to any of our other assets. This strategy has allowed us to diversify our portfolio of properties and, thereby, limit our risk. In the event that a balloon payment comes due, we may seek to refinance the loan, restructure the debt with existing lenders, evaluate our ability to pay the balloon payment from our cash reserves or sell the property and use the proceeds to satisfy the mortgage debt.

Our operations consist of the investment in and the leasing of commercial real estate. Management’s evaluation of the sources of lease revenues for the years ended December 31, 2006, 2005 and 2004 is as follows:

	2006	2005	2004
Rental income	$224,107	$163,684	$111,399
Interest income from direct financing leases	41,515	32,831	18,097

	$265,622	$196,515	$129,496

We earned net lease revenues (i.e., rental income and interest income from direct financing leases) from our direct ownership of real estate from the following lease obligations:

	2006	2005	2004
Mercury Partners, LP and U-Haul Moving Partners, Inc. (a) (b)	$28,541	$28,541	$19,197
Carrefour France, SA (a) (c) (i)	16,303	15,973	15,185
Lifetime Fitness, Inc. (a) (d)	12,248	4,928	4,928
True Value Company (a) (d)	14,471	—	—
Hellweg Die Profi-Baumarkte GmbH & Co. KG (a) (c) (e)	12,657	6,513	—
Thales SA (a) (b) (c)	11,213	11,073	4,538
OBI AG (a) (c) (f)	10,555	—	—
Advanced Micro Devices (a) (d)	9,210	—	—
Universal Technical Institute (b)	7,923	7,603	3,008
Pohjola Non-Life Insurance Company (a) (c) (e)	7,646	7,461	—
TietoEnator plc. (a) (b) (c)	7,131	6,981	3,381
Police Prefecture, French Government (a) (c) (h)	6,245	2,795	—
Foster Wheeler, Inc.	5,708	5,421	5,273
Medica – France, SA (a) (c)	5,527	5,231	5,020
Information Resources (a) (g) (i)	4,972	4,479	1,464
Qualceram Shires Ltd. (c)	4,136	4,012	3,983
Compucom (d)	4,065	—	—
Lillian Vernon	4,008	3,848	3,848
Other (a) (c) (d) (g) (i)	93,063	81,656	59,671

	$265,622	$196,515	$129,496

(a)	Includes lease revenues applicable to minority interests. Minority interests included in the consolidated amounts above total $69,453, $39,450 and $21,815 for the years ended December 31, 2006, 2005 and 2004, respectively.

(b)	We acquired or placed into service our interest in this investment during 2004.

(c)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(d)	Interests in or a portion of interests in these investments have been consolidated as of January 2006 as a result of implementation of EITF 04-05.

(e)	We acquired our interest in this investment during 2005.

(f)	We acquired our interest in this investment during 2006.

(g)	Includes the CIP® real estate interests acquired in the Merger in September 2004.

(h)	Interest in this investment was acquired in 2005 and has been consolidated as of October 2005 as a result of the implementation of FIN 46(R).

(i)	Increase is primarily due to CPI-based rent increases in 2006 and 2005.

We recognize income from equity investments in real estate of which lease revenues are a significant component. Our ownership interests range from 30% to 64%. Our share of net lease revenues in the following lease obligations is as follows:

	2006	2005	2004
Marriott International, Inc. (a)	$8,935	$8,833	$2,767
Petsmart, Inc.	2,518	2,491	2,491
Hologic, Inc.	2,028	2,020	2,020
The Upper Deck Company (a)	1,561	1,452	484
The Talaria Company (Hinckley) (b)	1,508	985	—
Del Monte Corporation (a)	1,478	1,471	493
Builders Firstsource, Inc.	598	576	574
True Value Company (c)	—	7,236	7,236
Starmark Holdings, L.L.C. (c)	—	5,602	5,549
Advanced Micro Devices, Inc. (a) (c)	—	3,484	1,086
Compucom Systems, Inc. (a) (c)	—	1,489	470
Actuant Corporation (c) (d) (f)	—	739	414
Police Prefecture, French Government (b) (d) (e)	—	662	—

	$18,626	$37,040	$23,584

(a)	Includes the CIP® real estate interests acquired in the Merger in September 2004.

(b)	We acquired our interest in this investment during 2005.

(c)	Interests in these investments have been consolidated as of January 2006 as a result of implementation of EITF 04-05.

(d)	Revenue amounts are subject to fluctuations in foreign currency exchange rates.

(e)	Interest in this investment has been consolidated as of October 2005 as a result of the implementation of FIN 46(R).

(f)	We sold a 49.99% interest in this investment in May 2004 to an affiliate pursuant to a purchase option, prior to which this investment was consolidated.
Results of Operations
The presentation of results of operations for the year ended December 31, 2006 was affected by our adoption of Emerging Issues Task Force Consensus on Issue No. 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05 effective January 1, 2006. As a result of adopting EITF 04-05, we now consolidate five limited partnerships and two limited liability companies related to five tenants that were previously accounted for as equity investments in real estate (see tables above). This adoption had a significant impact on lease revenues, depreciation and amortization, income from equity investments in real estate, minority interest in income and interest expense (as described below).
Lease Revenues
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, lease revenues (rental income and interest income from direct financing leases) increased by $69,107, primarily due to $41,071 resulting from the consolidation of entities pursuant to our adoption of EITF 04-05; $20,175 from new leases entered into during 2006 and 2005; $4,412 from rent increases at several properties, $2,090 from the full year effect of several build-to-suit projects completed during 2005 and $1,035 resulting from fluctuations in average foreign currency exchange rates as compared to 2005.
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, lease revenues increased by $67,019 primarily due to $38,222 from new leases entered into during 2005 and 2004, $21,258 from the full year effect of properties acquired in the Merger in September 2004, $6,474 from the completion of several build-to-suit projects during 2005 and 2004 and $1,600 from rent increases at several properties.
Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, tenant defaults and sales of properties.
Other Real Estate Income
Other real estate income generally consists of costs reimbursable by tenants, lease termination payments and other non-rent related revenues including, but not limited to, settlements of claims against former lessees. We receive settlements in the ordinary course of business; however, the timing and amount of such settlements cannot always be estimated. Reimbursable tenant costs are recorded as both income and property expense and, therefore, have no impact on net income.
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, other real estate income increased by $8,582 primarily due to the receipt of $8,145 of security deposits and prepaid rent from Starmark (inclusive of minority interest of $4,561) in 2006, on completion of our obligations related to the restructuring of Starmark’s master lease (see Item 1 — Significant Developments During 2006).
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, other operating income increased by $3,872 primarily due to an increase in reimbursable tenant costs resulting from the continued growth in our portfolio.
Depreciation and Amortization
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, depreciation and amortization increased $14,120, primarily resulting from the consolidation of entities pursuant to our adoption of EITF 04-05 and FIN 46(R), which contributed $8,827 of the increase, and from investments acquired or placed into service in 2006 and 2005, which contributed $4,963 of the increase.
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, depreciation and amortization expense increased by $15,988 primarily due to investment activity in 2005 and 2004, which contributed $10,610 of the increase, and from the full year impact of properties acquired in the Merger in September 2004, which contributed $4,429 of the increase.
Property Expenses
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, property expenses increased $5,722, primarily due to an increase in asset management and performance fees, resulting from an increase in our asset base as a result of investment activity in 2006 and 2005 as well as from increases in property values as a result of our initial third party valuation of our portfolio as of December 31, 2005.
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, property expenses increased by $11,526, primarily due to a $7,174 increase in asset management and performance fees payable to the advisor and an increase in costs reimbursable by tenants.
General and Administrative
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, total general and administrative expenses remained relatively unchanged. Increases in professional fees of approximately $1,500 were primarily offset by reductions in income taxes and other general and administrative expenses. Professional fees, which include legal and auditing services, increased primarily due to an increase in our asset base as a result of recent investment activity and legal fees incurred in connection with the Starmark transaction (see Item 1 – Significant Developments During 2006).
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, general and administrative expenses increased by $2,180, primarily due to an $828 increase in our share of expenses allocated by the advisor, a $539 increase in our share of rental expenses under an office-sharing agreement, a $530 increase in income taxes primarily incurred by a subsidiary located in the United Kingdom, a $411 increase in investor related costs, including printing and proxy solicitation costs and an increase in bad debt expense primarily for certain non-real estate related receivables of a French subsidiary which have been written off in connection with a sale. These increases were partially offset by a reduction in acquisition related expenses as a result of lower investment volume in 2005.
The increase in expenses allocated by the advisor results from the increase in our asset base due to recent investment activity while the increase in rent expenses is due to an increase in our revenue as rent is allocated under the office-sharing agreement based on revenue. Approximately $335 of the income taxes incurred by a subsidiary located in the United Kingdom has been reimbursed to us by the advisor.
Impairment Charge
During 2006, we recognized an impairment charge of $12,925 in connection with entering into a plan to restructure a master lease agreement with Starmark (see Item 1 – Significant Developments During 2006). In addition, during the fourth quarter of 2006, we recognized impairment charges totaling $721 on two properties as a result of declines in the unguaranteed residual values of these properties. See Discontinued Operations below for a description of impairment charges recognized on assets held for sale during the past three years.

Income from Equity Investments in Real Estate
Income from equity investments in real estate represents our proportionate share of net income (revenue less expenses) from investments entered into with affiliates or third parties in which we have been deemed to have a non-controlling interest but exercise significant influence.
2006 vs. 2005 —For the years ended December 31, 2006 and 2005, income from equity investments in real estate decreased by $7,650, primarily from the consolidation of entities pursuant to our adoption of EITF 04-05 beginning January 2006.
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, income from equity investments in real estate increased by $5,434, primarily due to increases of $4,384 and $550 related to the full year impact of equity investments in real estate acquired in 2004 (mainly due to the Merger in September 2004) and equity investments in real estate acquired in 2005, respectively.
Minority Interest in Income
We consolidate investments in which we are deemed to have a controlling interest. Minority interest in income represents the proportionate share of net income (revenue less expenses) from such investments that is attributable the partner(s) holding the non-controlling interest.
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, minority interest in income increased by $8,137, primarily due to our adoption of EITF 04-05 in January 2006 and to a lesser extent, investments acquired in 2006 and 2005. Minority interest increased by $14,469 as a result of our adoption of EITF 04-05 and $1,404 from recent investment activity. These increases were partially offset by our minority interest partners’ pro rata share of the Starmark impairment and debt prepayment/defeasance charges incurred in connection with the Starmark transaction (see Item 1 – Significant Developments During 2006).
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, minority interest in income increased by $4,798, primarily due to 2005 and 2004 investment activity, including the effect of the Merger which contributed $1,733 of the increase.
Gain (Loss) on Foreign Currency Transactions and Other Gains, Net
2006 vs. 2005 — For the year ended December 31, 2006 we recognized a net gain of $4,191 on foreign currency transactions and other gains as compared to a loss of $3,208 for 2005. These variances resulted primarily from the relative weakening of the U.S. dollar in 2006 as compared with its strengthening during 2005. Such gains result primarily from the repayment and translation of intercompany subordinated debt.
2005 vs. 2004 — For the year ended December 31, 2005, we recognized a net loss on foreign currency transactions and other gains of $3,208 as compared to a net gain of $5,457 for 2004. These variances resulted primarily from the relative strengthening of the U.S. dollar in 2005 as compared with its weakening in 2004.
Interest Expense
2006 vs. 2005 — For the years ended December 31, 2006 and 2005, interest expense increased by $40,558, primarily due to prepayment penalties and debt defeasance costs of $13,619, interest expense of $10,516 from the consolidation of entities pursuant to our adoption of EITF 04-05 in January 2006, $8,386 from mortgages obtained on properties acquired and build-to-suit projects placed into service in 2006 and 2005 and $2,568 from fluctuations in average foreign currency exchange rates as compared to 2005. Prepayment penalties and debt defeasance costs relate to the Starmark transaction ($10,072) and refinancing of the Oriental Trading Company mortgage ($3,547).
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, interest expense increased by $32,742, primarily as a result of the addition of $999,633 of new limited recourse mortgage financing in connection with the Merger and properties acquired during 2005 and 2004. This increase was partially offset by a $26,272 reduction in mortgage notes payable balances as a result of making scheduled mortgage principal payments.
Discontinued Operations
2006 — For the year ended December 31, 2006, we earned income from discontinued operations of $29,093, primarily due to gains from the sale of a New York property of $41,101 and other properties totaling $7,769. These gains were partially offset by impairment charges totaling $14,646 related to the Starmark transaction (Item 1 – Significant Developments During 2006)

and $2,981 in prepayment penalties and related costs in connection with the prepayment of debt on the New York property. These amounts are inclusive of minority interest in income totaling $11,176.
2005 — For the year ended December 31, 2005, we earned income from discontinued operations of $4,093 primarily due to net income generated by discontinued properties totaling $7,631, which was partially offset by impairment charges totaling $1,210. These amounts are inclusive of minority interest in income totaling $2,899.
2004 — For the year ended December 31, 2004, we earned income from discontinued operations of $673. Income generated by discontinued properties of $5,195, net of minority interest, was substantially offset by an impairment charge of $5,000.
Net Income
2006 vs. 2005 — For the year ended December 31, 2006 and 2005, net income increased by $22,826. In addition to income generated by properties acquired or placed into service in 2006 and 2005, net income was also positively affected by gains on the sale of several properties totaling $48,870 and to a lesser extent, foreign currency transactions gains. These increases were partially offset by impairment charges, prepayment penalties and defeasance costs totaling $37,643 related to the Starmark transaction. These variances are described above.
2005 vs. 2004 — For the years ended December 31, 2005 and 2004, net income increased $4,923 primarily due to income generated by properties acquired in 2005 and 2004, including the full year impact of the Merger, which was partially offset by adverse fluctuations in the average foreign currency exchange rates in 2005 as compared to 2004. These variances are described above.
Financial Condition
Uses of Cash During the Period
Cash and cash equivalents totaled $174,375 as of December 31, 2006, an increase of $42,927 from the December 31, 2005 balance. We believe we have sufficient cash balances to meet our working capital needs including our current distribution rate. Our sources and use of cash during 2006 are described below.
Operating Activities
One of our objectives is to use the cash flow from net leases to meet operating expenses, service debt and fund distributions to shareholders. During 2006, distributions paid to shareholders of $82,850 and scheduled mortgage principal installments of $30,339 were funded by cash flows generated from operations of $144,818. Distributions paid to minority interest partners of $122,745 primarily relate to the distribution of proceeds from the sale of a New York property and distributions of cash flow generated from operations.
During 2006, we received $11,770 primarily from the release of security deposits and prepaid rent in connection with the Starmark transaction (see Item 1 – Significant Developments During 2006). Also, as a result of the advisor’s election in 2006 to continue to receive performance fees in restricted common stock, we paid performance fees of $13,440 in restricted common stock rather than in cash. For 2007, the advisor has elected to continue to receive performance fees in restricted common stock.
Investing Activities
Our investing activities are generally comprised of real estate transactions (purchases and sales of real estate) and the payment of our annual installment of deferred acquisition fees. During 2006, we used $202,890 to enter into an investment in Poland, fund construction costs at a build-to-suit project, and contribute to joint ventures in connection with the purchase of two equity investments in real estate. The annual installment of deferred acquisition fees is paid each January to the advisor and totaled $9,455 in 2006. During 2006, we received proceeds of $237,985, net of selling costs from the sale of real estate, which relates primarily to the sale of a New York property (see Impact of the New York Property Sale below). In addition, our cash balances increased by $8,181 resulting from the consolidation of entities pursuant to our adoption of EITF 04-05.
Financing Activities
In addition to making scheduled mortgage principal payments and paying distributions to shareholders and minority partners, we prepaid mortgage obligations totaling $205,883, including the defeasance/repayment of the mortgage on the Starmark properties (approximately $101,000) and the prepayment of the mortgage on a New York property (approximately $81,000) that was sold during 2006. We also used $24,180 to purchase treasury shares through a redemption plan that allows shareholders to sell shares back to us, subject to certain limitations. We obtained mortgage proceeds of $243,842 to fund investment activity which includes $25,000 of mortgage proceeds in connection with the refinancing of an expansion project. In connection with a New York property sale, we obtained a loan from the advisor of $84,000 to fund the mortgage payoff and used sale proceeds to repay this loan. We also received contributions totaling $67,101 from our minority partners, including the minority partners’ share of the defeasance/repayment of the Starmark mortgage and related prepayment penalties and debt defeasance costs and received $19,488 from the issuance of stock, net of costs.
Summary of Financing
The table below summarizes our mortgage notes payable as of December 31, 2006 and 2005, respectively.

	December 31,
	2006	2005
Balance:
Fixed rate	$1,545,198	$1,456,240
Variable rate (1)	300,686	20,740

Total	$1,845,884	$1,476,980

Percent of total debt:
Fixed rate	84%	99%
Variable rate (1)	16%	1%

	100%	100%

Weighted average interest rate at end of period:
Fixed rate	6.03%	5.93%
Variable rate (1)	5.37%	6.90%

(1)	Included in variable rate debt at December 31, 2006 is (i) $180,772 in aggregate variable rate debt which has been effectively converted to fixed rates through interest rate swap derivative instruments and (ii) $119,914 in mortgage obligations which currently bear interest at fixed rates but which convert to variable rates during their term.
Impact of the New York Property Sale
During 2006, we sold a New York property for $200,012, net of selling costs and inclusive of minority interest. Our portion of the cash proceeds, after payment of selling costs, prepayment of the mortgage obligation, prepayment penalties and related costs associated with the mortgage prepayment and payments to the minority interest partner, totaled approximately $69,500. A portion of these cash proceeds were used to finance acquisitions in the fourth quarter of 2006 while the remainder will be used for future investment opportunities and for working capital needs.
The increase in annual operating cash flow (lease revenue less property level debt) resulting from our acquisitions in 2006 and expected increase from scheduled rent increases at existing properties, most of which are based on increases in the CPI, is expected to be offset by the reduction in operating cash flow resulting from the sale of our New York property during the second quarter of 2006.
Cash Resources
As of December 31, 2006, our cash resources consisted of cash and cash equivalents of $174,375, of which $21,882, at current exchange rates, was held in foreign bank accounts to maintain local capital requirements, and unleveraged properties with a carrying value of $44,735. Our cash resources can be used to fund future investments, as well as to maintain sufficient working capital balances and meet other commitments. We intend to fund quarterly distribution from the cash generated from our real estate portfolio.
We expect cash flows from operating activities to be affected by several factors in 2007 including:
•	The impact from any investments we enter into during 2007, the full year impact of investments entered into during 2006 and the expected completion of a build-to-suit project in 2007, all of which we currently expect will have a net positive impact on our cash flow.

•	The advisor’s election in 2007 to continue to receive performance fees in restricted shares.

•	Scheduled rent increases on several properties during 2007 should result in additional cash flow.

•	The full year impact of dispositions completed in 2006 which will reduce cash flow in 2007.

Cash Requirements
During 2007, cash requirements will include scheduled mortgage principal payments including mortgage balloon payments totaling $4,006 with $292 due in July 2007 and $3,714 due in December 2007, paying distributions to shareholders and minority partners, funding a build-to-suit commitment as well as other normal recurring operating expenses. We also expect to seek to use our cash to invest in new properties to further diversify our portfolio, and expect to maintain cash balances sufficient to meet working capital needs. We expect cash flows from operations to be sufficient to meet operating cash flow objectives during 2007.
Aggregate Contractual Agreements
The table below summarizes our contractual obligations as of December 31, 2006 and the effect that these obligations are expected to have on our liquidity and cash flow in future periods.

	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Mortgage notes payable – Principal	$1,845,884	$41,262	$196,718	$222,504	$1,385,400
Mortgage notes payable – Interest (1)	808,792	108,823	204,721	177,493	317,755
Deferred acquisition fees – Principal	27,957	10,802	14,087	3,068	—
Deferred acquisition fees – Interest	3,400	1,610	1,554	236	—
Subordinated disposition fees (2)	4,044	—	—	—	4,044
Build-to-suit commitments (3)	6,006	6,006	—	—	—
Property improvements (5)	8,800	4,400	4,400	—	—
Operating leases (4)	8,560	700	1,693	1,753	4,414

	$2,713,443	$173,603	$423,173	$405,054	$1,711,613

(1)	Interest on variable rate debt obligations was calculated using the applicable variable interest rate as of December 31, 2006.

(2)	Payable to the advisor, subject to meeting contingencies, in connection with any liquidity event.

(3)	Represents remaining build-to-suit commitment for a property in La Vista, Nebraska where estimated total construction costs are currently projected to total $14,660, of which $8,654 was funded as of December 31, 2006.

(4)	Operating lease obligations consist primarily of our share of future minimum rents payable under an office cost-sharing agreement with certain affiliates for the purpose of leasing office space used for the administration of real estate entities. Such amounts are allocated among the entities based on gross revenues and are adjusted quarterly.

(5)	Represents our pro rata share of landlord improvements on the Life Time properties (see Item 1 — Significant Developments During 2006).
Amounts in the table above related to our foreign operations are based on the exchange rate of the local currencies as of December 31, 2006.
As of December 31, 2006, we have no material capital lease obligations for which we are the lessee, either individually or in the aggregate.
In connection with the purchase of many of our properties, we required the sellers to perform environmental reviews. We believe, based on the results of such reviews, that our properties were in substantial compliance with Federal and state environmental statutes at the time the properties were acquired. However, portions of certain properties have been subject to some degree of contamination, principally in connection with leakage from underground storage tanks, surface spills or historical on-site activities. In most instances where contamination has been identified, tenants are actively engaged in the remediation process and addressing identified conditions. Tenants are generally subject to environmental statutes and regulations regarding the discharge of hazardous materials and any related remediation obligations. In addition, our leases generally require tenants to indemnify us from all liabilities and losses related to the leased properties with provisions of such indemnification specifically addressing environmental matters. The leases generally include provisions that allow for periodic environmental assessments, paid for by the tenant, and allow us to extend leases until such time as a tenant has satisfied its environmental obligations. Certain of the leases allow us to require financial assurances from tenants such as performance bonds or letters of credit if the costs of remediating environmental conditions are, in our estimation, in excess of specified amounts. Accordingly, we believe that the ultimate resolution of any environmental matter should not have a material adverse effect on our financial condition, liquidity or results of operations.

Subsequent Events
In January 2007, we obtained $11,100 of limited recourse mortgage financing on an existing domestic property which was previously unencumbered. The mortgage financing has an annual fixed interest rate of 5.6% and a 10 year term.
Effective April 2, 2007, Trevor Bond is resigning from our board of directors in connection with his appointment to the advisor’s board of directors. Marshall Blume was appointed as an independent director of our board of directors, effective April 2, 2007.
Retrospective Adjustment for Discontinued Operations
Subsequent to the filing of our annual report on Form 10-K on March 26, 2007, we entered into contracts to sell six properties that were classified as held for use and reported as continuing operations at December 31, 2006. Four of these properties had previously been accounted for as equity investments in real estate and were consolidated beginning on January 1, 2006 in accordance with our adoption of EITF 04-05. In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the accompanying consolidated statements of income have been retrospectively adjusted and the net results of operations of these properties have been reclassified to discontinued operations from continuing operations for the years ended December 31, 2006, 2005 and 2004, respectively. The net effect of the reclassification represents an increase of $2,317, or 7%, in our previously reported income from continuing operations for the year ended December 31, 2006 and a decrease of $944, or 2% and $919, or 2%, in our previously reported income from continuing operations for the years ended December 31, 2005 and 2004, respectively. There is no effect on our previously reported net income, financial condition or cash flows.
Critical Accounting Estimates
Our significant accounting policies are described in Note 2 to the consolidated financial statements. Many of these accounting policies require certain judgment and the use of certain estimates and assumptions when applying these policies in the preparation of our consolidated financial statements. On a quarterly basis, we evaluate these estimates and judgments based on historical experience as well as other factors that we believe to be reasonable under the circumstances. These estimates are subject to change in the future if underlying assumptions or factors change. Certain accounting policies, while significant, may not require the use of estimates. Those accounting policies that require significant estimation and/or judgment are listed below.
Classification of Real Estate Assets
We classify our directly owned leased assets for financial reporting purposes as either real estate subject to operating leases or net investment in direct financing leases at the inception of a lease or when significant lease terms are amended. This classification is based on several criteria, including, but not limited to, estimates of the remaining economic life of the leased assets and the calculation of the present value of future minimum rents. In determining the classification of a lease, we use estimates of remaining economic life provided by third party appraisals of the leased assets. The calculation of the present value of future minimum rents includes determining a lease’s implicit interest rate, which requires an estimate of the residual value of leased assets as of the end of the non-cancelable lease term. Different estimates of residual value result in different implicit interest rates and could possibly affect the financial reporting classification of leased assets. The contractual terms of our leases are not necessarily different for operating and direct financing leases; however the classification is based on accounting pronouncements which are intended to indicate whether the risks and rewards of ownership are retained by the lessor or substantially transferred to the lessee. Management believes that it retains certain risks of ownership regardless of accounting classification. Assets classified as net investment in direct financing leases are not depreciated but are written down to expected residual value of the lease term, therefore, the classification of assets may have a significant impact on net income even though it has no effect on cash flows.
Identification of Tangible and Intangible Assets in Connection with Real Estate Acquisitions
In connection with the acquisition of properties, purchase costs are allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of tangible assets, consisting of land, buildings and tenant improvements, is determined as if vacant. Intangible assets including the above-market value of leases, the value of in-place leases and the value of tenant relationships are recorded at their relative fair values. The below-market values of leases are also recorded at their relative fair values and are included in prepaid rental income and security deposits in the accompanying consolidated financial statements.

The value attributed to tangible assets is determined in part using a discount cash flow model which is intended to approximate what a third party would pay to purchase the property as vacant and rent at current “market” rates. In applying the model, we assume that the disinterested party would sell the property at the end of a market lease term. Assumptions used in the model are property-specific as it is available; however, when certain necessary information is not available, we will use available regional and property-type information. Assumptions and estimates include a discount rate or internal rate of return, marketing period necessary to put a lease in place, carrying costs during the marketing period, leasing commissions and tenant improvements allowances, market rents and growth factors of such rents, market lease term and a cap rate to be applied to an estimate of market rent at the end of the market lease term.
Above-market and below-market lease intangibles are based on the difference between the market rent and the contractual rents and are discounted to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired. We acquire properties subject to net leases and consider the credit of the lessee in negotiating the initial rent.
The total amount of other intangibles is allocated to in-place lease values and tenant relationship intangible values based on our evaluation of the specific characteristics of each tenant’s lease and our overall relationship with each tenant. Characteristics we consider in allocating these values include the expectation of lease renewals, nature and extent of the existing relationship with the tenant, prospects for developing new business with the tenant and the tenant’s credit quality, among other factors. Intangibles for above-market and below-market leases, in-place lease intangibles and tenant relationships are amortized over their estimated useful lives. In the event that a lease is terminated, the unamortized portion of each intangible, including market rate adjustments, in-place lease values and tenant relationship values, are charged to expense.
Factors considered include the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs, expectation of funding tenant improvements and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based on assessments of specific market conditions. Estimated costs to execute leases include commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of the property.
Basis of Consolidation
When we obtain an economic interest in an entity, we evaluate the entity to determine if the entity is deemed a variable interest entity (“VIE”), and if we are deemed to be the primary beneficiary, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” (“FIN 46(R)”). We consolidate (i) entities that are VIEs and of which we are deemed to be the primary beneficiary and (ii) entities that are non-VIEs which we control. Entities that we account for under the equity method (i.e. at cost, increased or decreased by our share of earnings or losses, less distributions) include (i) entities that are VIEs and of which we are not deemed to be the primary beneficiary and (ii) entities that are non-VIEs which we do not control, but over which we have the ability to exercise significant influence. We will reconsider our determination of whether an entity is a VIE and who the primary beneficiary is if certain events occur that are likely to cause a change in the original determinations.
During 2005, we entered into a joint venture with CPA®:16 — Global, an affiliate, in which we both own a 50% interest in a property in Paris, France that is leased to the Prefecture de Police. In accordance with FIN 46(R), we consolidate this VIE as we believe that we are the primary beneficiary.
In June 2005, the Emerging Issues Task Force issued EITF 04-05, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (“EITF 04-05”). The scope of EITF 04-05 is limited to limited partnerships or similar entities that are not variable interest entities under FIN 46(R). The Task Force reached a consensus that the general partners in a limited partnership (or similar entity) are presumed to control the entity regardless of the level of their ownership and, accordingly, may be required to consolidate the entity. This presumption may be overcome if the agreements provide the limited partners with either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partners without cause or (b) substantive participating rights. If it is deemed that the limited partners’ rights overcome the presumption of control by a general partner of the limited partnership, the general partner shall account for its investment in the limited partnership using the equity method of accounting. We adopted EITF 04-05 in June 2005 for all arrangements created or modified after June 29, 2005. For all other arrangements, we adopted EITF 04-05 on January 1, 2006. As a result of adopting EITF 04-05, we now consolidate five limited partnerships and two limited liability companies with total assets of $452,421 and total liabilities of $261,752 at December 31, 2006 that were previously accounted for under the equity method of accounting. The portion of these entities not owned by us is presented as minority interest as of and during the periods consolidated. All material inter-entity transactions have been eliminated.
We have interests in five joint ventures that are consolidated and have minority interests that have finite lives and were considered mandatorily redeemable non-controlling interests prior to the issuance of FSP 150-3. As a result of the deferral provisions of FSP 150-3, these minority interests have not been reflected as liabilities.
Impairments
Impairment charges may be recognized on long-lived assets, including but not limited to, real estate, direct financing leases, assets held for sale and equity investments in real estate. Estimates and judgments are used when evaluating whether these assets are impaired. When events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, we perform projections of undiscounted cash flows, and if such cash flows are insufficient, the assets are adjusted (i.e., written down) to their estimated fair value. An analysis of whether a real estate asset has been impaired requires us to make our best estimate of market rents, residual values and holding periods. In our evaluations, we generally obtain market information from outside sources; however, such information requires us to determine whether the information received is appropriate to the circumstances. As our investment objective is to hold properties on a long-term basis, holding periods used in the analyses generally range from five to ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets can vary within a range of outcomes. We will consider the likelihood of possible outcomes in determining the best possible estimate of future cash flows. Because in most cases, each of our properties is leased to one tenant, we are more likely to incur significant writedowns when circumstances change because of the possibility that a property will be vacated in its entirety and, therefore, it is different from the risks related to leasing and managing multi-tenant properties. Events or changes in circumstances can result in further non-cash writedowns and impact the gain or loss ultimately realized upon sale of the assets.
We perform a review of our estimate of residual value of our direct financing leases at least annually to determine whether there has been an other than temporary decline in the current estimate of residual value of the underlying real estate assets (i.e., the estimate of what we could realize upon sale of the property at the end of the lease term). If the review indicates a decline in residual value, that is other than temporary, a loss is recognized and the accounting for the direct financing lease will be revised to reflect the decrease in the expected yield using the changed estimate, that is, a portion of the future cash flow from the lessee will be recognized as a return of principal rather than as revenue. While an evaluation of potential impairment of real estate subject to operating leases is determined by a change in circumstances, the evaluation of a direct financing lease can be affected by changes in long-term market conditions even though the obligations of the lessee are being met. Changes in circumstances include, but are not limited to, vacancy of a property not subject to a lease and termination of a lease. We may also assess properties for impairment because a lessee is experiencing financial difficulty and because management expects that there is a reasonable probability that the lease will be terminated in a bankruptcy proceeding or a property remains vacant for a period that exceeds the period anticipated in a prior impairment evaluation.
Investments in unconsolidated joint ventures are accounted for under the equity method and are recorded initially at cost, as equity investments in real estate and subsequently adjusted for our proportionate share of earnings and cash contributions and distributions. On a periodic basis, we assess whether there are any indicators that the value of equity investments in real estate may be impaired and whether or not that impairment is other than temporary. To the extent impairment has occurred, the charge shall be measured as the excess of the carrying amount of the investment over the fair value of the investment.
When we identify assets as held for sale, we discontinue depreciating the assets and estimate the sales price, net of selling costs, of such assets. If in our opinion, the net sales price of the assets which have been identified for sale is less than the net book value of the assets, an impairment charge is recognized and a valuation allowance is established. To the extent that a purchase and sale agreement has been entered into, the allowance is based on the negotiated sales price. To the extent that we have adopted a plan to sell an asset but have not entered into a sales agreement, we will make judgments of the net sales price based on current market information. We will continue to review the initial valuation for subsequent changes in the fair value less cost to sell and will recognize an additional impairment charge or a gain (not to exceed the cumulative loss previously recognized). If circumstances arise that previously were considered unlikely and, as a result, we decide not to sell a property previously classified as held for sale, the property is reclassified as held and used. A property that is reclassified is measured and recorded individually at the lower of (a) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (b) the fair value at the date of the subsequent decision not to sell.

Provision for Uncollected Amounts from Lessees
On an ongoing basis, we assess our ability to collect rent and other tenant-based receivables and determine an appropriate allowance for uncollected amounts. Because we have a limited number of lessees (18 lessees represented approximately 65% of annual lease revenue during 2006), we believe that it is necessary to evaluate the collectibility of these receivables based on the facts and circumstances of each situation rather than solely using statistical methods. We generally recognize a provision for uncollected rents and other tenant receivables and measure our allowance against actual arrearages. For amounts in arrears, we make subjective judgments based on our knowledge of a lessee’s circumstances and may reserve for the entire receivable amount from a lessee because there has been significant or continuing deterioration in the lessee’s ability to meet its lease obligations.
Fair Value of Assets and Liabilities
In connection with the Merger in 2004, we acquired a subordinated interest in a mortgage trust that consists of limited recourse loans on 62 properties that we own or two of our affiliates own. The fair value of the interests in the trust is determined using a discounted cash flow model with assumptions of market rates and the credit quality of the underlying lessees. If there are adverse changes in either market rates or the credit quality of the lessees, the model and, therefore, the income recognized from the subordinated interests and the fair value would be adjusted.
We measure derivative instruments, including certain derivative instruments embedded in other contracts, if any, at fair value and record them as an asset or liability, depending on our right or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings (i.e., the forecasted event occurs). For derivatives designated as cash flow hedges, the effective portions of the derivatives are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in the fair value of derivative instruments not designated as hedging and ineffective portions of hedges are recognized in earnings in the affected period. To determine the value of warrants for common stock which are classified as derivatives, various estimates are included in the options pricing model used to determine the value of a warrant.
Interest to be Capitalized in Connection with Real Estate Under Construction
Operating real estate is stated at cost less accumulated depreciation. Costs directly related to build-to-suit projects, primarily interest, if applicable, are capitalized. Interest capitalized in 2006 and 2005 was approximately $240 and $654, respectively. We consider a build-to-suit project as substantially completed upon the completion of improvements. If portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We do not have a credit facility and determine an interest rate to be applied for capitalizing interest based on an average rate on our outstanding limited recourse mortgage debt.
Income Taxes
We have elected and expect to continue to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”). In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our net taxable income (excluding net capital gains) to our shareholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to U.S. federal income tax to the extent we distribute our net taxable income annually to our shareholders. Accordingly, no provision for U.S. federal income taxes is included in the accompanying consolidated financial statements. We have and intend to continue to operate so that we meet the requirements for taxation as a REIT. Many of these requirements, however, are highly technical and complex. If we were to fail to meet these requirements, we would be subject to U.S. federal income tax. We are subject to certain state, local and foreign taxes.
Recent Accounting Pronouncements
EITF 04-05
We adopted EITF 04-05 in June 2005 for all limited partnerships created or modified after June 29, 2005 and on January 1, 2006 for all other arrangements. Refer to “Critical Accounting Estimates – Basis of Consolidation” above for a discussion of EITF 04-05 and its effect on our financial position and results of operations.

FSP FAS 13-1
In October 2005, the FASB issued Staff Position No. 13-1 “Accounting for Rental Costs Incurred during a Construction Period” (“FSP FAS 13-1”). FSP FAS 13-1 addresses the accounting for rental costs associated with operating leases that are incurred during the construction period. FSP FAS 13-1 makes no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense, allocated over the lease term in accordance with SFAS No. 13 and Technical Bulletin 85-3. FSP FAS 13-1 is effective for the first reporting period beginning after December 15, 2005. We adopted FSP FAS 13-1 as required on January 1, 2006 and the initial application of this Staff Position did not have a material impact on our financial position or results of operations.
SFAS 155
In February 2006, the FASB issued Statement No. 155, “Accounting for Certain Hybrid Financial Instruments an Amendment of FASB No. 133 and 140” (“SFAS 155”). The purpose of SFAS 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. We must adopt SFAS 155 effective January 1, 2007 and do not believe that this adoption will have a material impact on our financial position or results of operations.
FIN 48
In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. This Interpretation requires that we recognize in its consolidated financial statements the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. We must adopt FIN 48 effective January 1, 2007. We are currently evaluating the impact of adopting FIN 48 on its consolidated financial statements.
SAB 108
In September 2006, the SEC staff issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”) which was issued in order to eliminate the diversity of practice surrounding how public companies quantify financial statement misstatements.
Traditionally, there have been two widely-recognized methods for quantifying the effects of financial statement misstatements: the “rollover” method and the “iron curtain” method. The rollover method focuses primarily on the impact of a misstatement on the income statement — including the reversing effect of prior year misstatements — but its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method, on the other hand, focuses primarily on the effect of correcting the period-end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. We currently use the iron curtain method for quantifying identified financial statement misstatements.
In SAB 108, the SEC staff established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of our financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and rollover methods. SAB 108 permits existing public companies to initially apply its provisions either by (i) restating prior financial statements as if the “dual approach” had always been used or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of January 1, 2006 with an offsetting adjustment recorded to the opening balance of retained earnings. Use of the “cumulative effect” transition method requires detailed disclosure of the nature and amount of each individual error being corrected through the cumulative adjustment and how and when it arose. We adopted SAB 108 using the cumulative effect transition method effective December 31, 2006. The adoption of SAB 108 did not have an impact on our financial position or results of operations.
SFAS 157
In September 2006, the FASB issued Statement No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 provides guidance for using fair value to measure assets and liabilities. This statement clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. SFAS 157 establishes a fair value hierarchy, giving the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS 157 applies whenever other standards require assets or liabilities to be measured at fair value. This statement is effective for our 2008 fiscal year, although early adoption is permitted. We believe that the adoption of SFAS 157 will not have a material effect on our financial position or results of operations.